EXHIBIT 3.1.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION
OF
ARGON ST, INC.

     ARGON ST, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that:

     FIRST: The Board of Directors of the Company (the “Board”), at a duly held meeting of the Board on December 13, 2004, adopted a resolution amending the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling for a meeting of the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Company be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

“The total number of shares of Common Stock that the corporation shall have authority to issue is One Hundred Million (100,000,000) shares, par value of One Cent ($0.01) per share.”

     SECOND: Thereafter, pursuant to a resolution of its Board, the stockholders of the Company, at a duly held meeting on February 28, 2005, approved the amendment by the necessary number of shares as required by statute.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

(Signature on following page)

     IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by the undersigned this 15th day of March, 2005.

COMPANY:

ARGON ST, INC., a Delaware corporation

By:	/s/ Donald F. Fultz

Name: Donald F. Fultz
Title: Chief Financial Officer